EXHIBIT 99.1

November  8,  2000

Centre Capital Corp., CEO, Karl Jacobs Announces Renegotiation Discussions with American Absorbents

FORT  WORTH,  Texas,  DATE  /PRNewswire/  --  Centre Capital Corp. (OTC Bulletin
Board: CCCX) (http://www.cccx.net) CEO, Karl Jacobs, announced today that Centre Capital Corporation is engaged in discussions with American Absorbents Natural Products, Inc. ("American Absorbents") for the purpose of restructuring the definitive terms under which it would acquire American Absorbents. The companies had previously announced an Agreement and Plan of Reorganization ("Agreement") dated August 8, 2000 under which American Absorbents would become a wholly owned subsidiary of CCCX. Karl Jacobs, CEO of CCCX, said "We have mutually agreed to put the acquisition on an indefinite hold for the purpose of attempting to renegotiate the terms of the transaction. A number of unforeseen circumstances, including a recent drop in the market price of Center Capital common stock which dramatically changed the value of the transaction to American Absorbents shareholders and made it impracticable to obtain certain financing required by the agreement, contributed to this decision." The parties are in the process of trying to renegotiate certain terms of the agreement including the number of shares of CCCX common stock and other securities to be issued to the shareholders of American Absorbents in exchange for their American Absorbents stock. If the parties are unable to renegotiate the terms of the Agreement, it is likely that the transaction will be abandoned.

As a result of these renegotiations, Centre Capital Corporation has decided not to effect the 3 for 2 forward stock split previously announced in connection with the American Absorbents Agreement.

Centre Capital Corporation also announced today that it no longer maintains any business relationship with former consultants Jeannette Jimenez, Audrey Guy, and Houston M. Wisenbaker.

SAFE HARBOR STATEMENT: Certain statements in this news release may constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such Forward Looking Statements involve risk and uncertainties that could cause actual results to differ materially from those set forth or implied by such forward looking statements. Forward Looking
Statements: All statements other than statements of historical fact in this release are forward looking statements. Actual results may differ materially from those contemplated by the forward looking statements as a result of certain factors including, but not limited to the effect of business and economic conditions; the impact of competitive products and pricing; and capacity and supply constraints or difficulties. Such statements reflect the current views of the company with respect to future events and are subject to these and other risks and uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.

SOURCE  Centre  Capital  Corp.

CONTACT:  Jaz Bermaine & Co., 713-334-8230 for Centre Capital Corp./